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                                                                    EXHIBIT 10.5


                                  AGREEMENT


This AGREEMENT dated June 1, 1994, by and between Dell Computer Corporation, acting for itself and all of its majority-owned subsidiaries (hereinafter collectively referred to as "DELL"), and Morton Topfer ("MT").

WHEREAS, MT will enter a relationship with DELL as an employee and officer, effective on or about June 1, 1994; and

WHEREAS, MT will leave a secure relationship with a former employer to join DELL; and

WHEREAS, both parties desire to provide for the unlikely, but possible, event that, through no fault of either party, the relationship between MT and DELL may not be successful;

NOW, THEREFORE, MT and DELL agree as follows:

1. If MT's employment with DELL terminates on or before June 1, 1996, for any reason other than (a) termination "for cause" as determined in writing by DELL's CEO or Board of Directors, or (b) voluntary resignation by MT, then DELL shall pay to MT the gross amount of $37,500.00 per month as a continuation of MT's salary, for a period of 12 months from the date that MT's employment with DELL so terminates. Payment shall be made by checks, mailed to MT at his home address as shown on DELL's records (or at another address of which MT shall notify DELL in writing) on the 15th day and the final business day of each month for which salary continuance is applicable. Each payment will be subject to all reductions required by law to include withholding tax, payroll tax, FICA and other legally required amounts.

2. Notwithstanding the previous paragraph, the salary continuation payments set forth above shall automatically terminate and expire as of the date that MT enters into a permanent employment relationship with any third party; and MT agrees to notify DELL in writing promptly upon agreeing with any third party to enter into such a relationship, and to return to DELL the pro rata portion of any such payments covering any period during which MT is so employed by any third party. Non-payroll based temporary consulting projects shall not cause the termination of such salary continuation payments.

3. MT agrees to execute and comply with the provisions of the "DELL COMPUTER CORPORATION EMPLOYMENT AGREEMENT", a copy of which is attached hereto as Exhibit A and incorporated as part of this Agreement as fully as if set forth herein verbatim. In the event MT becomes entitled to salary continuation payments pursuant to Section 1 above, such payments shall continue only so long as MT continues to be in compliance with Exhibit A.




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4.  This Agreement constitutes the complete and final agreement of the parties with respect to its subject matter and supersedes any and all prior negotiations and agreements, written or oral, of the parties with respect to its subject matter.

5. No waiver of any provision of this Agreement is effective unless made in writing. No waiver of any breach of any provision of this Agreement may be deemed a waiver of any subsequent breach of the same provision or of a breach of any other provision of this Agreement.

6. This Agreement may be modified only by a written agreement executed by both parties.

7. This Agreement is governed by the laws of the State of Texas and the venue for resolving any dispute hereunder shall be only in Travis County, Texas.

8. If any provision of this Agreement is held to be invalid, then the provision is deemed to be null and void to the extent that it is held invalid, but without invalidating the remaining provisions.


DELL COMPUTER CORPORATION                    MORTON TOPFER (MT)


By:     /s/ SID FERRALES                     /s/ MORTON L. TOPFER
        --------------------------           -------------------------

Title:  V.P. - HR
        --------------------------



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                                  EXHIBIT A

                DELL COMPUTER CORPORATION EMPLOYMENT AGREEMENT


I agree to the following terms regarding my employment or continued employment by Dell Computer Corporation or a subsidiary (Dell Computer Corporation and its subsidiaries are referred to separately or together as "Dell"). I enter into this agreement in consideration of the salary, wages or benefits paid to me by Dell. I understand that Dell agrees to employ me only on the condition that I agree to honor and to be bound by the provisions of this Agreement.

1. I will devote my best efforts to performing well all duties that Dell may assign to me from time to time. While I am a Dell employee, I will not work or consult for a competitor of Dell.

2. My employment at Dell is not for any specified period of time. Either I or Dell may terminate my employment at any time for any reason, with or without cause. If I terminate my employment, to the extent I can, I will give Dell sufficient notice to allow for an orderly transfer of my duties.

3. While I am a Dell employee, I will promptly disclose all Intellectual Property to Dell. Intellectual Property includes each discovery, idea, improvement or invention I create, conceive, develop or discover, alone or with others, which relates to Dell's business or results from the use of Dell's equipment, supplies, facilities or information. All Intellectual Property, in whatever form, is Dell's property. I assign to Dell, without additional compensation, all of my rights in Intellectual Property. I will assist Dell in all ways in the future, including giving evidence and executing any documents deemed helpful or necessary by Dell, to establish, perfect and register world wide, at Dell's expense, Dell's title and exclusive ownership in Intellectual Property, I will not do anything in conflict with Dell's rights in Intellectual Property and will cooperate fully to protect Intellectual Property against misappropriation or infringement.

4. I agree that Dell will be the copyright owner in all copyrightable works of every kind and description created or developed by me, solely or jointly with others, in connection with any employment with Dell. If requested to, and at no further expense to Dell, I will execute in writing any acknowledgments or assignments of copyright ownership of such works as may be appropriate for preservation of the worldwide ownership in Dell of such copyrights.

5. I will not use, publish, misappropriate or disclose any Confidential Information, during or after my employment, except as required in the performance of my duties for Dell or a authorized in writing by Dell. Confidential Information includes information I learn or originate during my employment, including Intellectual Property, which is not publicly available or readily ascertainable by proper means, and includes such information disclosed by others in confidence to Dell. If I have doubts concerning whether particular information is Confidential Information, I will promptly consult my supervisor or Dell's Legal Department for guidance in advance.




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Confidential Information includes, but is not limited to, the information described in sub-paragraphs A through D below.

A. Manufacturing and research processes currently in use, planned or under development, including design rules, device characteristics, process flows, manufacturing capabilities and yields; and computer product, process and device strategies planned or under development, including device specifications, system architectures, logic designs, circuit implementations and long-range plans.

B. Software products in use, planned or under development, including operating system adaptations or enhancements, language compilers, interpreters and translators, system design and evaluation tools, and applications programs.

C. Information relating to Dell employees; actual and anticipated relationships between Dell and other companies; sales levels, profit levels, pricing and other unpublished financial data; and budget, staffing, compensation, equipment and related plans.

D. Information relating to Dell's customer and vendor relationships. This includes performance requirements, development and delivery schedules, device and product pricing and quantities, and other information communicated to Dell by customers or vendors.

6. I will not use in my work or disclose to Dell any confidential or proprietary information of a third party unless Dell first receives written authorization from the third party allowing the use or disclosure of such information on terms acceptable to Dell. I will abide by restrictions imposed on the disclosure and use of such third party information.

7. I further agree that my name, voice, picture and likeness may be used in Dell's advertising, training aids and other materials without payment of separate compensation to me.

8. When my employment with Dell ends, I will promptly deliver to a designated Dell representative all originals and copies of all materials, documents and property of Dell which are in my possession or control. I also will cooperate in conducting exit interviews with a designated Dell representative. The purpose of the exit interviews will be to review Confidential Information known or possessed by me and to confirm Dell's rights regarding the protection of the Confidential Information and the disclosre to Dell and its ownership of Intellectual Property.

9. If I accept new employment within one year of leaving Dell's employ, I will give written notice to the new employer of my obligations regarding
Confidential Information, including Intellectual Property.

10. After my employment with Dell ends, I will not do anything, or fail to do something, that would, or might reasonably be expected to, compromise the confidentiality of Confidential




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Information.  In particular, I will not use Confidential Information for the benefit or profit of myself, any future employer, or any other party, without first obtaining Dell's consent in writing from an authorized Dell officer.

11. The laws of the State of Texas govern this agreement and all disputes will be resolved in Travis County, Texas. This agreement may be changed only by a written document signed by me and by an authorized Dell officer.

I HAVE CAREFULLY READ THIS AGREEMENT. I UNDERSTAND AND ACCEPT ITS TERMS. I AGREE THAT I WILL CONTINUE TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT AFTER MY EMPLOYMENT WITH DELL HAS ENDED.


EMPLOYEE SIGNATURE                      FOR DELL COMPUTER CORPORATION


___________________________             __________________________________
                                        Michael S. Dell

___________________________
Print Employee Name

___________________________             __________________________________
Employee No.                            Witness for Dell Computer Corporation


___________________________             __________________________________
Date                                    Date




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